Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Jamie Fulmer- (864) 342-5633
jfulmer@advanceamerica.net

Advance America Comments on Today’s Senate Vote in Ohio

SPARTANBURG, S.C., May 14, 2008— Advance America, Cash Advance Centers, Inc. (NYSE: AEA) announced today that the Ohio State Senate voted to pass House Bill 545, which if signed by the Governor will effectively eliminate the payday cash advance services industry in Ohio. Since the beginning of the discussions concerning the availability of payday cash advances for Ohioans, Advance America and other member companies of the Community Financial Services Association of America have acted in good faith to support compromise legislation that includes additional consumer protections while still allowing for the availability of this valued financial product.

Today’s vote to impose a 28% annual percentage rate cap on payday loans, reducing the allowable fees from $15 to $1.08 per $100 borrowed for a two-week period, is not a compromise. Advance America is disappointed in the actions of the members of the state legislature to significantly change the nature of payday cash advances, and in doing so, denying thousands of Ohioans a resource for managing their short-term financial needs. Until the final vote was cast, industry officials, employees, and small business owners throughout Ohio pleaded with members of the Senate to work together with them on a solution to this issue. Instead, lawmakers rushed to a decision and by doing so turned their backs on over 6,000 residents of Ohio who are dedicated employees of payday cash advance companies. These employees and their families now are faced with uncertain futures in a weak job market during this struggling economy.

Commenting on House Bill 545, Ken Compton, President and Chief Executive Officer of Advance America, said, “There are better ways to approach consumer protections that do not result in forcing the closure of an entire industry and the loss of thousands of jobs in Ohio. We urged members of the Senate to work with us to find a solution that would address their concerns without eliminating an entire industry. We now look to Governor Strickland to carefully consider the impact of such an important decision that will negatively affect the lives of thousands of people in Ohio. We pledge to work with him to resolve this issue. We have always maintained that the best consumer safeguards aid those who need additional help while ensuring the continued availability of loans for Ohioans who are responsible users of the payday cash advance product.”

Mr. Compton added, “A recent poll conducted by Zogby International confirms our firmly held belief that Ohioans want and deserve the freedom to make their own financial decisions, by choosing which credit products that best suit their needs and their families.”

While the Company’s 246 centers in Ohio currently remain open and operating, the Company does not believe that it will be economically viable for it to continue operations in Ohio under the proposed payday lending law. If the Company closes its centers in Ohio it will incur significant one-time closure costs and possibly an impairment of goodwill. The Company’s centers in Ohio contributed approximately $15.6 million in total revenue and $4.5 million in center gross profit for the quarter ended March 31, 2008 compared to $15.4 million in total revenue and $5.9 million in center gross profit for the same period in 2007. For the year ended December 31, 2007, the Company’s centers in Ohio centers contributed $67.6 million in total revenue and $18.7 million in center gross profit. As March 31, 2008, the Company had receivables of $18.5 million, net of the allowance for doubtful accounts, and fixed assets, net of accumulated depreciation, of approximately $3.8 million.

About Advance America:

Founded in 1997, Advance America, Cash Advance Centers, Inc. is the country’s leading provider of payday cash advance services with 2,854 centers and 84 limited licensees in

35 states, the United Kingdom, and Canada.   The Company offers convenient, less-costly credit options to consumers whose needs are not met by traditional financial institutions. The Company is a founding member of the Community Financial Services Association of America (CFSA), whose mission is to promote laws that provide substantive consumer protections and to encourage responsible industry practices.

Forward-Looking Statements and Information:

Certain statements contained in this release may constitute “forward-looking statements” within the meaning of federal securities laws. All statements in this release other than those relating to our historical information or current condition are forward-looking statements. For example, any statements regarding our future financial performance, our business strategy, and expected developments in our industry are forward-looking statements. Although we believe that the current views and expectations reflected in these forward-looking statements are reasonable, those views and expectations and the related statements are inherently subject to risks, uncertainties, and other factors, many of which are not under our control and may not even be predictable. Therefore, actual results could differ materially from our expectations as of today and any future results, performance, or achievements expressed directly or impliedly by the forward looking statements. For a more detailed discussion of some of the factors that may cause our actual results to differ from our current expectations, please refer to the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, copies of which are available from the Securities and Exchange Commission, upon request from us, or by going to our website: www.advanceamericacash.com.